Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-141827 and Form S-8 No. 333-185892), pertaining to the Triangle Capital Corporation Amended and Restated 2007 Equity Incentive Plan, of our reports dated February 22, 2017, with respect to the consolidated financial statements and financial highlights and Schedule 12-14 of Triangle Capital Corporation and the effectiveness of internal control over financial reporting of Triangle Capital Corporation, included in the Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP
Raleigh, North Carolina
February 22, 2017